Exhibit 10.2
AMENDMENT NUMBER ONE TO
CHANGE IN CONTROL SEVERANCE AGREEMENT
     THIS AMENDMENT to the Change in Control Severance Agreement (“Amendment”) is made and entered into as of the ___ day of                     , 2009, by and between COUSINS PROPERTIES INCORPORATED, a Georgia corporation (“Company”) and                                          (“Executive”).
WITNESSETH:
     WHEREAS, Executive and the Company entered into a Change in Control Severance Agreement dated the ___ day of                     , 2007 (“Agreement”);
     WHEREAS, the Company recently adopted the Cousins Properties Incorporated 2009 Incentive Stock Plan (“2009 Plan”) and the Executive and Company now wish to amend the Agreement to change the definition of Change in Control in the Agreement to correspond to the definition of Change in Control in the 2009 Plan and to make certain clarifications with respect to Internal Revenue Code § 409A;
     NOW, THEREFORE, in consideration of the mutual agreements of the parties set forth in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Section 1.1, Annual Base Salary, is amended effective as of March 12, 2009 to read as follows:
     1.1 “Annual Base Salary” shall mean Executive’s annual base salary in effect on the day before Executive’s employment with the Company terminates in accordance with the provisions of Section 2.1 or 2.4 hereof; provided, that “Annual Base Salary” shall not include the value of any stock option, restricted stock or restricted stock unit grants made by the Company to Executive, or any dividends, or dividend equivalents, paid with respect thereto, in any calendar year, any income realized by Executive in any calendar year as a result of the exercise of any such stock options or the lapse of any restrictions on such restricted stock or restricted stock unit grants, or any payments made to Executive in any calendar year pursuant to any long term cash based bonus program.
     2. Section 1.2, Average Bonus, is amended effective as of March 12, 2009 to read as follows:
     1.2 “Average Bonus” shall mean (i) the sum of the annual bonuses that were paid by the Company to Executive during the three (3) years immediately prior to the date Executive’s employment with the Company terminates in accordance with the provisions of Section 2.1 or 2.4 hereof; divided by (ii) the number of bonuses Executive was eligible to receive during such period; provided, that “Average Bonus” shall not include the value of any stock option, restricted stock or restricted stock unit grants made by the Company to Executive, or any dividends, or dividend equivalents, paid with respect thereto, in any calendar year, or any income realized by Executive in any calendar year as a result of the exercise of any such stock options or the lapse of any restrictions on such restricted stock or restricted stock unit grants, or any payments made to Executive in any calendar year pursuant to any long term cash based bonus program.
     3. Section 1.5, Change in Control, is amended effective as of March 12, 2009 to read as follows:
     1.5 “Change in Control” shall mean any one of the following events or transactions:
(i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (“1934 Act”)) after May 12, 2009 becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly, of securities representing 30% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor to the Company; provided, however, the following transactions shall not constitute a Change of Control under this § 1.5(i): (A) any acquisition of such securities by any employee benefit plan (or a related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (B) an acquisition of voting securities by the Company or by any person owned, directly or indirectly, by the holders of at least 50% of the voting power of the Company’s then outstanding securities in substantially the same proportions as their ownership in Company shares, (C) any acquisition of voting securities in a transaction which satisfies the requirements of § 1.5(v)(A), §1.5(v)(B) and § 1.5(v)(C), or (D) any acquisition directly from the Company;
(ii) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease for any reason after May 12, 2009 to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;
(iii) the shareholders of the Company after May 12, 2009 approve any dissolution or liquidation of the Company;
(iv) the consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than a transaction (A) in which the Company’s voting securities outstanding before the consummation of the transaction continue to represent, either directly or indirectly, at least 51% of the voting power of the surviving entity immediately after the transaction, (B) where at least 50% of the directors of the surviving entity were Company directors at the time the Board approved the transaction (or whose nominations or elections were approved by at least two-thirds of the Company directors who were on the Board at that time), and (C) after which no person or group owns 20% or more of the voting power of the surviving entity, unless such voting power is solely as a result of voting power held in the Company prior to the consummation of the transaction; or
(v) consummation by the Company of (1) any consolidation, merger, reorganization or business combination, or (2) the acquisition of assets or stock in another entity, in each case, other than a transaction (A) in which the Company’s voting securities outstanding before the consummation of the transaction continue to represent, either directly or indirectly, at least 51% of the voting power of the surviving entity immediately after the transaction, (B) where at least 50% of the directors of the surviving entity were Company directors at the time the Board approved the transaction (or whose nominations or elections were approved by at least two-thirds of the Company directors who were on the Board at that time), and (C) after which no person or group owns 20% or more of the voting power of the surviving entity, unless such voting power is solely as a result of voting power held in the Company prior to the consummation of the transaction.
     4. By deleting the definition of “Consummation” in Section 1.9 in its entirety, by deleting the phrase “Consummation of” wherever such phrase appears in Sections 1.14(iii) and 1.16, and by deleting the phrase “a Consummation of” wherever such phrase appears in Section 2.4(ii) effective as of March 12, 2009.
     5. By amending Section 2.1(ii) to read as follows effective as of                     , 2007:
(ii) Subject to Section 2.3(i) and (ii), from the date of such termination of Executive’s employment until the end of Executive’s Protection Period, the Company shall continue to provide coverage and benefits to Executive and his dependents under the Company’s health plans for employees, as the same may change from time to time as determined by the Company in its sole discretion; provided, however, that for the period that begins on the date Executive’s employment terminates and ends six (6) months and one (1) day after the date Executive separates from service (within the meaning of Section 409A of the Code) (“Reimbursement Period”) Executive shall pay 100% of the cost of such coverage and the Company shall reimburse Executive for the Company’s [portion of such] cost as soon as practical after Executive pays such cost. Further, if the Company determines, within its sole discretion, that it cannot reasonably provide such coverage and benefits under the Company’s health plans, the Company either shall use its best efforts to purchase health insurance coverage for Executive outside such plans at no additional expense or tax liability to Executive (with Executive paying 100% of the cost of such coverage and any tax liability and the Company reimbursing Executive for such tax liability and the Company’s portion of such coverage as soon as practical after Executive pays such costs) or shall reimburse Executive for Executive’s cost to purchase such coverage and for any tax liability for such reimbursements.

     6. By amending Section 2.3 (iii) effective May 12, 2009 to add the Company’s 2009 Incentive Stock Plan and to read as follows:
(iii) Except as otherwise expressly provided in this Agreement, this Agreement is not intended to take away any benefits and payments otherwise payable to Executive pursuant to the terms of any Company plan, policy, agreement or program, including, without limitation, the Company’s 1999 Incentive Stock Plan and the Company’s 2009 Incentive Stock Plan.
     7. By amending the first sentence of Section 4 to read as follows effective as of                     , 2007:
To the extent that Executive is a “specified employee” within the meaning of Section 409A of the Code, any payment or benefit (or portion thereof, if applicable) under this Agreement, including, but not limited to, any payment under Section 3, shall be deferred to the date following the date which is six (6) months and one (1) day after the Executive has a “separation from service” within the meaning of Section 409A.
     IT WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the ___ day of                     , 2009.

“Company” COUSINS PROPERTIES INCORPORATED
By:
Name:
Title:

“Executive”

Name: